EXHIBIT 10.31

CHANGE IN CONTROL BENEFITS AGREEMENT

This Change in Control Benefits Agreement (“Agreement”) is made and entered into as of November 7, 2007, by and between The Steak N Shake Company, an Indiana corporation (hereinafter referred to as the “Company”), and Jeffrey A. Blade (hereinafter referred to as “Executive”).

WITNESSETH

WHEREAS, Executive is an executive officer of the Company and/or its subsidiaries; and

WHEREAS, the Company believes that Executive has made and will continue to make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company desires to encourage Executive to continue to make such contributions and not to seek or accept employment elsewhere; and

WHEREAS, the Company, therefore, desires to assure Executive of certain benefits in the event there is a Change in Control of the Company or in the case of any termination or significant redefinition of the terms of his employment with the Company subsequent to any Change in Control of the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.           The term of this Agreement shall be from the date hereof through December 31, 2010; provided, however, that such term shall be automatically extended for an additional year each year thereafter unless either party hereto gives written notice to the other party not to so extend prior to June 30 of the final year of the Agreement prior to such extension, in which case no further automatic extension shall occur.

2.           As used in this Agreement, “Change in Control” of the Company means:

(A)           The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control:  (i) any acquisition by a Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of fifty percent (50%) or more of that combined voting power; (ii) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) of this definition are satisfied;

(B)           The replacement of a majority of members of the Board of Directors during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

(C)           A reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(D)           A complete liquidation or dissolution of the Company; or

(E)           The sale or other disposition of all or substantially all of the assets of the Company, other than any of the following dispositions: (i) to a corporation with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (2) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; (ii) to a shareholder of the Company in exchange for or with respect to its stock; (iii) to a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all outstanding stock of the Company; or (iv) to an entity, at least fifty percent (50%) or more of the total value or voting power of which is owned, directly or directly, by the Company or by a Person described in (iii).

Despite any other provision of this definition to the contrary, an occurrence shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and its interpretive regulations.

3.           The Company shall provide Executive with the benefits set forth in Section 6 of this Agreement upon any termination of Executive’s employment by the Company within twelve (12) months following a Change in Control for any reason except the following:

(A)           Termination by reason of Executive’s death.

(B)           Termination by reason of Executive’s “disability.”  For purposes hereof, “disability” shall be defined as Executive’s inability by reason of illness or other physical or mental disability to perform the duties required by his employment for any consecutive ninety (90) day period.

(C)           Termination for “Cause.”  As used in this Agreement, the term “Cause” shall mean the occurrence of one or more of the following events:  (i) Executive’s conviction for a felony or of any crime involving moral turpitude; (ii) Executive’s engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company (or its affiliates); (iii) Executive’s gross or habitual negligence in the performance of his employment duties for the Company (or its affiliates); (iv) Executive’s material violation of the Company’s business ethics or conflict-of-interest policies, as such policies currently exist or as they may be amended or implemented during Executive’s employment with the Company; or (v) Executive’s misuse of alcohol or illegal drugs which interferes with the performance of Executive’s employment duties for the Company or which compromises the reputation or goodwill of the Company.

4.           Subject to the procedural conditions prescribed below, the Company shall also provide Executive with the benefits set forth in Section 6 of this Agreement upon any voluntary resignation of Executive if any one of the following events occurs within twelve (12) months following a Change in Control:

(A)           A material diminution in Executive’s base compensation from the level of such base compensation immediately prior to the Change in Control;

(B)           A material diminution in Executive's authority, duties, or responsibilities from his authority, duties, or responsibilities immediately prior to the Change in Control;

(C)           A material change in the geographic location at which Executive is assigned to perform his duties and responsibilities on behalf of the Company from such geographic location immediately prior to the Change in Control;

(D)           A material diminution in the budget over which Executive has authority from such budget immediately prior to the Change in Control; or

(E)           Any other material breach by the Company of its obligations to Executive under this Agreement or any other agreement prescribing the terms and conditions of his employment.

For the Executive to be entitled to benefits because of his resignation following the occurrence of one of the listed events, each of the following procedural conditions must be satisfied: (i) within ninety (90) days of the initial occurrence of the event, the Executive must give written notice to the Company of such occurrence; (ii) the Company must have failed to remedy that occurrence within thirty (30) days after receiving such notice, and (iii) the Executive must resign no later than one hundred eighty (180) days after the initial occurrence of the event.

5.           Any termination by Company of Executive’s employment as contemplated by Section 3 hereof (except subsection 3(A)) or any resignation by Executive as contemplated by Section 4 hereof shall be communicated by a written notice to the other party hereto.  Any notice given by Executive in connection with a voluntary resignation pursuant to Section 4 or given by the Company in connection with a termination as to which the Company believes it is not obligated to provide Executive with benefits set forth in Section 6 hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

6.           Subject to the conditions and exceptions set forth in Section 3 and Section 4 hereof, the following benefits, less any amounts required to be withheld therefrom under any applicable federal, state or local income tax, other tax, or social security laws or similar statutes, shall be paid to Executive:

(A)           On the next regular payday following such a termination, Executive shall be paid, at his then-effective salary, for services performed through the date of his termination.  In addition, any earned but unpaid amount of any bonus or incentive payment (which, for purposes of this Agreement, shall mean that amount computed in a fashion consistent with the manner in which Executive’s bonus or incentive plan for the year preceding the year of termination was computed, if Executive received a bonus or incentive payment during such preceding year in accordance with a plan or program of the Company, or, if not, then the total bonus or incentive payment received by the Executive during such preceding year, in either case prorated through the date of termination) shall be paid to Executive within thirty (30) days following the termination of his employment.

(B)  Within thirty (30) days following such a termination, Executive shall be paid a lump sum payment of an amount equal of Executive’s current base salary (which shall not be lower than the Executive’s base salary on the date of this Agreement).

(C)  Within thirty (30) days following the last day of any computation period under an incentive bonus plan or similar plan following such a termination, Executive shall be paid a lump sum payment equal to any bonus to which Executive would have been entitled had all requirements for earning the bonus been met, multiplied by a fraction, the denominator of which will be the number of days in any such computation period and the numerator of which shall be the number of days during the computation period the Executive was employed by the Company.  By way of example, should the computation period be one year, during which the Executive worked 75 days before the termination, then the fraction would be 75/365.

(D)  Should Executive be provided with the use of an automobile owned or leased by the Company, Executive shall be entitled to continue to use such automobile on the same terms and conditions as he/she did prior to the termination for a period of up to sixty (60) days following such termination.

(E)  For up to twelve (12) months following such a termination, the Company shall reimburse Executive for any amounts paid by Executive for COBRA insurance continuation coverage, reduced by an amount equal to the payments Executive made for such coverage immediately prior to such termination;

(F)           At any time within the first twelve (12) months following such a termination, the Company shall, upon request, either pay for directly or reimburse Executive for up to $15,000 for outplacement services on Executive’s behalf.

(G)           If as of the date his employment terminates, Executive is a “key employee” within the meaning of Section 416(i) of the Code, without regard to paragraph 416(i)(5) thereof, and the Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until, and will be paid to Executive on, the first day of the seventh month following the month in which Executive’s last day of employment occurs.  For purposes of this Section 6, “deferred compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

7.           Should Executive be employed by Company on the date of any Change in Control of the Company that occurs on or prior to November 7, 2008 then Company shall pay to Executive in a lump sum on the date of the Change in Control or as soon thereafter as is reasonably practical, an amount equal to 30% of Executive’s then-current annual salary (the “Salary”) on the date of the Change in Control.  In computing the amount to be paid, the Salary shall not be less than Executive’s annual salary on the date of this Agreement.  The payment contemplated in this Section 7 shall be reduced by any tax or other withholdings required by law or elected by Executive.

8.           Executive acknowledges and agrees that the Company’s payment of the severance compensation pursuant to Sections 6 and/or 7 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, except for any vested rights Executive may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company.  Executive further acknowledges and agrees that as a condition to receiving any of the severance compensation pursuant to Section 6 or 7 of this Agreement, Executive will execute and deliver to the Company a release agreement in form and substance reasonably satisfactory to the Company pursuant to which Executive will release and waive any and all claims against the Company (and its officers, directors, shareholders, employees and representatives) arising out of this Agreement, Executive’s employment with the Company, and/or the termination of Executive’s employment with the Company (as applicable under the relevant Section above), including without limitation claims under all federal, state and local laws; provided, however, that such Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, or (c) any rights to severance compensation under Section 6 of this Agreement.

9.           Executive is not required to mitigate the amount of benefit payments to be made by the Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any benefit payments provided for in this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or which might have been earned by Executive had Executive sought such employment, after the date of termination of his employment with the Company or otherwise.

10.           In order to induce the Company to enter into this Agreement, Executive hereby agrees as follows:

(A)           He will keep confidential and not improperly divulge for the benefit of any other party any of the Company’s confidential information and business secrets including, but not limited to, confidential information and business secrets relating to such matters as the Company’s finances and operations.  All of the Company’s confidential information and business secrets shall be the sole and exclusive property of the Company.

(B)           For a period of one year after Executive’s employment with the Company ceases, Executive shall not either on his own account or for any other person, firm or company solicit or endeavor to cause any employee of the Company to leave his employment or to induce or attempt to induce any such employee to breach any employment agreement with the Company.

In the event of a breach or threatened breach by Executive of the provisions of this Section 9, the Company shall be entitled to an injunction restraining Executive from committing or continuing such breach.  Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Executive.  The covenants of this Section 9 shall run not only in favor of the Company and its successors and assigns, but also in favor of its subsidiaries and their respective successors and assigns and shall survive the termination of this Agreement.

11.           Should Executive die while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or if there be no such designee, to his estate.

12.           For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

If to the Company:

The Steak N Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana  46204
Attention:  Chief Executive Officer
Copy to:    General Counsel

or to such other address as any party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.           The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana.  The parties agree that all legal disputes regarding this Agreement will be resolved in Indianapolis, Indiana, and irrevocably consent to service of process in such City for such purpose.

14.           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

15.           The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same Agreement.

17.           This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 10 above.  Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent and distribution as set forth in Section 10 hereof, and in the event of any attempted assignment or transfer contrary to this Section 16, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

18.           Any benefits payable under this Agreement shall be paid solely from the general assets of the Company.  Neither Executive nor Executive’s beneficiary shall have interest in any specific assets of the Company under the terms of this Agreement.  This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between Executive and the Company.

19.  This Agreement shall be interpreted and applied in a manner consistent with any applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Section 409A of the Code standards.

20.  This Agreement completely supersedes and replaces any other employment agreement or other agreement covering the same terms and conditions of this Agreement whether written or oral, between Company and Executive which was entered into prior to the date of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

THE STEAK N SHAKE COMPANY

By: /s/ Alan B. Gilman
Alan B. Gilman, Interim Chief Executive Officer

                                                            /s/ Jeffrey A. Blade
                                                    Executive Vice President, Chief Financial and Administrative Officer